Exhibit 14.1

AMMO, INC

CODE OF ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS

Effective as of June 6, 2024

AMMO, Inc (the “Company”) has a Code of Conduct applicable to all of its directors and employees. The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and principal accounting officer (“Senior Financial Officers”), are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest, and compliance with law. In addition to the Code of Conduct, the Chief Executive Officer and Senior Financial Officers are subject to the following additional specific policies:

1.	The Chief Executive Officer and all Senior Financial Officers are responsible for full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the Chief Executive Officer and each Senior Financial Officer promptly to bring to the attention of the Disclosure Committee, if applicable, and to the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee, if applicable, and the Audit Committee in fulfilling their responsibilities.

2.	The Chief Executive Officer and each Senior Financial Officer shall promptly bring to the attention of the Disclosure Committee, if applicable, and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

3.	The Chief Executive Officer and each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of this Code or the Company’s Code of Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

4.	The Chief Executive Officer and each Senior Financial Officer shall promptly bring to the attention of the Disclosure Committee, if applicable, and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Conduct or of these additional procedures.

5.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Conduct or of these additional procedures by the Chief Executive Officer and the Company’s Senior Financial Officers. Such actions shall be reasonably designed to deter wrong doing and to promote accountability for adherence to the Code of Conduct and to these additional procedures, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), and termination of the individual’s employment. In determining the appropriate action in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

This Code of Ethics for the CEO and Senior Financial Officers may be amended, modified or waived only by the Board of Directors of the Company. Any such amendments, modifications or waivers shall be disclosed to the Company’s stockholders and the public as required by the Securities Exchange Act of 1934, as amended, the applicable rules thereunder and applicable Nasdaq rules. Any waiver granted will be made only when circumstances warrant such a grant, and then only in conjunction with appropriate monitoring of the particular situation.